UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 25, 2010

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 940-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On March 25, 2010, IRIDEX Corporation (the “Company”) repaid all of its obligations under (i) the Credit and Security Agreement (the “Domestic Credit Agreement”) with Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division (“Wells Fargo”), (ii) the Credit and Security Agreement (Ex-Im Subfacility) (the “Ex-Im Agreement”) with Wells Fargo, and (iii) the Borrower Agreement (the “Borrower Agreement,” and together with the Domestic Credit Agreement and the Ex-Im Agreement, the “Credit Agreements”) in favor of Wells Fargo and Export-Import Bank of the United States, each dated March 27, 2008.

The Company’s obligations under the Credit Agreements were secured by a lien on substantially all of the Company’s assets. In connection with the repayment and termination of the Credit Agreements, Wells Fargo has released such lien and authorized the Company to file a UCC-3 Termination Statement.

Wells Fargo agreed to waive a termination fee that would otherwise have been payable under Section 7.1(f) of the Domestic Credit Agreement as a result of the repayment of indebtedness.

The Company and Wells Fargo have agreed that Wells Fargo will continue to offer the Company, on an interim basis, depository account services and treasury management products, pursuant to the terms of agreements for banking services currently in existence between Wells Fargo and the Company. Other than the foregoing, neither the Company nor its affiliates have any material relationship with Wells Fargo.

The foregoing descriptions of the Credit Agreements do not purport to be complete and are qualified in their entirety by the terms and conditions of the Domestic Credit Agreement, the Ex-Im Agreement and the Borrower Agreement attached as Exhibits 10.1, 10.2 and 10.3, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2008, which exhibits are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ THEODORE A. BOUTACOFF
Theodore A. Boutacoff President and Chief Executive Officer

Date: March 30, 2010